EXHIBIT 99.1

For More Information:

IWERKS ENTERTAINMENT, INC.
4520 West Valerio Street
Burbank, California 91505-1045
(818) 841-7766

CONTACT:   Jeff Dahl
           Chief Financial Officer

IWERKS ENTERTAINMENT INC. AND SIMEX INC. ANNOUNCE EXECUTION OF LETTER OF INTENT FOR STRATEGIC ACQUISITION

BURBANK, Calif. & TORONTO - March 5, 2001 - Iwerks Entertainment Inc. (OTCBB:
IWRK), a leading provider of special venue entertainment theaters, and SimEx Inc., a dominant player in the special venue entertainment market, announced that both companies have signed a non-binding letter of intent for SimEx to acquire Iwerks Entertainment.

The letter of intent provides that SimEx will acquire Iwerks in exchange for US $0.63 per share of common stock currently issued and outstanding. The transaction is subject to due diligence, financing, the execution of a binding transaction documents, shareholder approval and other customary closing conditions.

If the two companies combine, it is expected that Iwerks will retain its brand name and identity and will continue operations in Burbank, Calif., under the existing Iwerks management team.

"The combined companies can serve a wider segment of the market," said Michael Needham, SimEx CEO. "Together, we can meet the objective of becoming a worldwide dominant player in the special venue attraction market. In addition, the combined companies and our valued customers will be able to take advantage of greater cost efficiencies in terms of service and support, film production, film distribution, manufacturing and world-wide marketing."

"I am extremely excited about the synergy of the combined resources of SimEx and Iwerks," said Don Iwerks, chairman of Iwerks Entertainment. "The merger will solidify our combined presence in the Special Venue market providing the very best of hardware and film content. Iwerks' interim CEO Gary Matus, whose background includes successful merger and acquisition experience, has been instrumental in this proposed strategic acquisition. Gary's record of accomplishments, and clear strategic vision, will be a tremendous asset to combined companies. With an Iwerks/SimEx combined network of nearly 120 simulation theatres and a network of 250 Large Format theatres worldwide, the demand for new films continues to grow. Following a combination of the two companies, Iwerks will work closely with SimEx


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Digital Studios, headquartered in Santa Monica, California, to accelerate film production and fuel the ongoing creation of world class content for our combined network of theatres."

Iwerks Entertainment Inc., founded in 1986, is the number one provider of 8/70 Large Format Theater systems worldwide and the industry leader in ride simulation. Iwerks' technologies include Giant Screen (Iwerks(R) Extreme Screen(TM)), ride simulation (Iwerks(R) TurboRide(TM)), turnkey 3D/4D theatres (Iwerks(R) 3D/4D FX Theatre(TM)) and other specialty attractions.

Iwerks has nearly 200 installations in 38 countries worldwide at entertainment centers, amusement parks, movie theatres, museums, science centers, shopping centers, casinos, resorts, nightclubs, restaurants and more.

Iwerks has received two Academy Awards for Scientific and Technical Achievement: in 1998, Don Iwerks received an Oscar(R), the coveted Gordon E. Sawyer Award; in 1999, Ron Schmidt received an Academy Award(R) Plaque in recognition of the Iwerks patented Linear Loop(R) Projection system. Visit www.iwerks.com for more information.

SimEx builds turnkey special venue attractions that feature film or digital projection, simulation technology and themed environments. With corporate offices in Toronto, SimEx has film production studios in Los Angeles, Toronto and Vancouver, and international sales and service offices in Tokyo and London.

In 1984, SimEx created the world's first simulation attraction, Tour of the Universe(TM) at the CN Tower, Toronto. Today, SimEx attractions can be found worldwide in theme parks, science centers, museums, shopping centers, family entertainment centers, location based entertainment centers and world expos. Recent clients include Universal Studios; Busch Entertainment Corporation; Volkswagen AG; Ogden Entertainment Corporation; National Museum of Science & Technology, London, UK; the Royal Saudi Air Force Museum and the Osaka Maritime Museum.

SimEx attractions are offered in 2D, 3D and 4D and are multi-stage and multi-programmable. For more information, visit the company website at http://www.simex.ca/.

This release contains statements that constitute "forward-looking statements." The stockholders of Iwerks are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this release resulting from the following reasons (among others): as to the contemplated transaction with SimEx, completion of due diligence, obtaining financing for the transaction, executing transaction documents, shareholder approval of the transaction; and as to Iwerks, the impact of the economic conditions in the Asia Pacific region and South America, the performance by the company under existing purchase contracts and the ability to obtain new contracts, the success of the company's owned and operating strategy, the success of the company's film software, the effects of competition general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.


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